Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FIRST HALF 2011 RESULTS

33% Increase in Second Quarter Oil Production Drives

56% Increase in Adjusted Earnings

DENVER, COLORADO, June 9, 2011 —— Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today reported financial results for the six months and quarter ended April 30, 2011.

First half earnings, excluding unrealized losses on oil price hedges, increased 34% to $1,638,000, or $.16 per diluted share, compared to $1,224,000, or $.12 per diluted share, last year.  Including unrealized losses on oil price hedges, net income was $424,000, or $.04 per diluted share for the first half, compared to $1,242,000, or $.12 per diluted share, last year.  A 26% increase in oil production drove a significant increase in first half revenue to $7,318,000 compared to $6,087,000 last year.

Second quarter earnings, excluding unrealized losses on oil price hedges, increased 56% to $907,000 or $.09 per diluted share, compared to $582,000, or $.06 per diluted share, last year.  Including losses on unrealized oil price hedges, the Company reported net income of $255,000, or $.03 per diluted share for the second quarter, compared to $603,000, or $.06 per diluted share last year.  A 33% increase in oil production drove a 38% increase in second quarter revenue to $4,068,000 compared to $2,945,000 last year.

Credo uses costless collars to hedge a portion of its future crude oil production.  The primary objective of the company’s oil hedging activity is to ensure a portion of its cash flow to fund its drilling program.  Based on the company’s second quarter 2011 production, the hedge covers about 45% of the company’s remaining 2011 production and 27% of the company’s 2012 production.  However, the Company expects future oil production to increase and the actual percentages hedged to decline.  The average price of the remaining 2011 hedge collars is an $80.00 floor and a $92.80 ceiling, and for the 2012 hedge collars, an $80.00 floor and a $95.04 ceiling.  Marlis E. Smith, Jr., Chief Executive Officer, stated, “We are executing on the most aggressive drilling program in the Company’s history which is exclusively oil directed.  As a result, our oil production is significantly increasing and the results are beginning to be reflected on our bottom line.  Oil accounted for 73% of total production revenues in the first half compared to 58% last year, as we continue to emphasize drilling for oil in order to exploit the significant value gap between oil and natural gas prices.”

SIGNIFICANT INCREASES IN OIL PRODUCTION DRIVE

SIGNIFICANTLY IMPROVED QUARTERLY RESULTS

First half oil production increased 26%.  Natural gas production fell 13% primarily because the Company is focused on oil drilling and has not drilled any gas wells in more than two years.  Total first half production was 137,100 BOE (barrels of oil equivalent based on the six to one energy equivalent conversion rate), up slightly from last year.

Second quarter oil production increased 33% and natural gas production fell 11%.  Total second quarter production was 70,100 BOE, up 6% from last year.

Smith further stated, “We are required to report total production volume on its energy equivalent basis of six to one.  However, the current price equivalent is about 20 to one, making a Btu of oil worth over three times more than natural gas.  We are exploiting that price gap with the result that oil’s impact on our revenue growth is much greater than its impact on our reported growth in production volumes.”

WELLHEAD OIL PRICES INCREASE 20% WHILE

NATURAL GAS PRICES FALL 10%

Crude oil prices received by the Company for the first half of 2011 increased 20% to $86.97 per barrel compared to $72.74 last year.  Natural gas prices fell 10% to $4.39 per Mcf compared to $4.89 last year.

Second quarter crude oil prices received increased 29% to $93.07 compared to $72.31 last year.  Natural gas prices fell 3% to $4.44 compared to $4.60 last year.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The Company’s financial condition continues to be very strong with no debt.  In addition, the Company expects operating cash flow to remain robust in 2011.  Existing working capital and anticipated cash flow are expected to be sufficient to fund operations and capital commitments for at least the next 12 months.

MANAGEMENT COMMENT

“I am very pleased with the 33% year-over-year quarterly oil production increase and its impact on our bottom line,” Smith said.  “Credo’s profitable oil growth strategy in the North Dakota Bakken, Kansas, Nebraska, and the Texas Panhandle is firmly on-course, as we continue to execute the most aggressive oil drilling schedule in Company history.  We have drilled 11 total wells during, and subsequent to, the second quarter.  Eight of these wells, or 72%, are either productive or are being completed for production.  Accordingly, I expect our production to continue to increase.  We plan to issue a press release to update our operations next week.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

*          *          *          *          *

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2011	2010	2011	2010

Oil sales	$5,320,000	$3,530,000	$3,085,000	$1,806,000
Natural gas sales	1,998,000	2,557,000	983,000	1,139,000
	7,318,000	6,087,000	4,068,000	2,945,000
Costs and expenses:
Oil and natural gas production	1,834,000	1,658,000	967,000	802,000
Depreciation, depletion and amortization	2,141,000	1,723,000	1,147,000	858,000
General and administrative	1,196,000	1,119,000	711,000	577,000
	5,171,000	4,500,000	2,825,000	2,237,000

Income (loss) from operations	2,147,000	1,587,000	1,243,000	708,000

Other income and (expense)
Realized and unrealized gains (losses) from derivative contracts	(1,655,000)	27,000	(950,000)	41,000
Investment and other income (loss)	59,000	43,000	33,000	44,000
	(1,596,000)	70,000	(917,000)	85,000

Income (loss) before income taxes	551,000	1,657,000	326,000	793,000

Income taxes	(127,000)	(415,000)	(71,000)	(190,000)

Net income (loss)	$424,000	$1,242,000	$255,000	$603,000

Earnings (loss) per share - basic	$0.04	$0.12	$0.03	$0.06

Earnings (loss) per share - diluted	$0.04	$0.12	$0.03	$0.06
Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,042,000	10,140,000	10,141,000	10,187,000

Diluted	10,078,000	10,179,000	10,089,000	10,205,000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Balance Sheet Information

	April 30, 2011	October 31, 2010
Cash and short-term investments	$5,094,000	$9,169,000
Other current assets	3,925,000	2,917,000
Oil and natural gas properties, net	43,192,000	35,822,000
Intangible assets, net	3,360,000	3,578,000
Other assets	1,650,000	1,919,000

	$57,221,000	$53,405,000

Current liabilities	$5,392,000	$2,425,000
Deferred income taxes	3,319,000	3,218,000
Non-current derivative liability	450,000	—
Asset retirement obligations	1,175,000	1,132,000
Stockholders’ equity	46,885,000	46,567,000

	$57,221,000	$53,405,000